3903 Centerville Road, Wilmington, DE 19807 www.acornenergy.com Tel: (302) 656-1707 Fax: (302) 656-1703

August 27, 2012

Mr. Richard Rimer
(via email)

Re:    Amendment and Extension of Consulting Agreement

Dear Richard:

This letter will serve to confirm that pursuant to action taken by the Compensation Committee (the “Committee”) of the Board of Directors of Acorn Energy, Inc. (the “Corporation”), the Committee authorized that your Consulting Agreement with the Corporation dated as of December 12, 2011(the “Agreement”) be amended to provide that the Term (as therein defined) shall extend through October 15, 2012, subject to any earlier termination as provided therein. Your fee for services for the period July 1 - October 15, 2012 shall be $73,000, payable as provided in the Agreement; provided, it is agreed that $42,000 of such amount shall be compensation for services performed by you from July 1, 2012 through August 31, 2012 and shall be paid to you promptly following execution by you of this letter. Except as herein amended, the Agreement shall continue in full force and effect and be deemed conformed to the terms of this Amendment.

Very truly yours,

By:
John A. Moore
President and CEO

ACCEPTED AND AGREED:

Richard Rimer